SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MICROTEST, INC.
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction  computed pursuant to
   Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

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    2) Form, Schedule or Registration No.

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    4) Date filed:

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
                                 MICROTEST, INC.

                             4747 North 22nd Street
                             Phoenix, Arizona 85016

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 22, 1997

To our Shareholders:

         The 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Microtest, Inc. (the "Company") will be held at 10:00 A.M., Arizona Time, on Tuesday, July 22, 1997, at the La Posada Red Lion Resort, 4949 East Lincoln Drive, Scottsdale, Arizona, for the following purposes:

         1. To elect two Class I directors to the Board of Directors to serve for a three-year term; and

         2. To transact such other business as may properly come before the Annual Meeting.

         Each outstanding share of the Company's Common Stock entitles the holder of record at the close of business on May 28, 1997, to vote at the Annual Meeting or any adjournment thereof. Shares can be voted at the Annual Meeting only if the holder is present or represented by proxy. A copy of the Company's 1996 Annual Report to Shareholders, which includes audited financial statements, is enclosed. Management cordially invites you to attend the Annual Meeting.


                                        By Order of the Board of Directors

                                        /s/ Richard G. Meise
Phoenix, Arizona                        Richard G. Meise
June 5, 1997                            President and Chief Executive Officer


                                    IMPORTANT

SHAREHOLDERS ARE EARNESTLY REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                                 MICROTEST, INC.
                             4747 North 22nd Street
                             Phoenix, Arizona 85016

                                 PROXY STATEMENT

         This Proxy Statement is furnished to the shareholders of Microtest, Inc. (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on July 22, 1997. The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials were mailed on or about June 5, 1997, to shareholders of record at the close of business on May 28, 1997.

         A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by either: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to the Secretary of the Company at 4747 North 22nd Street, Phoenix, Arizona 85016.

         The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the outstanding Common Stock of the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph.

                          VOTING SECURITIES OUTSTANDING

         Only holders of record of Common Stock at the close of business on May 28, 1997, will be entitled to vote at the Annual Meeting. At that date, there were 8,130,983 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters on which shareholders may vote. There is no cumulative voting in the election of directors.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting and such inspector will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company currently consists of five members. The present terms of William C. Turner and Dianne C. Walker, who are Class I incumbent directors, will expire at the Annual Meeting. Mr. Turner and Ms. Walker have been nominated for re-election as directors of the Company and, unless otherwise noted thereon, the shares represented by the enclosed proxy will be voted for the election of Mr. Turner and Ms. Walker as directors of the Company. If either of them becomes unavailable for any reason, or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy. The nominees receiving the highest number of votes cast at the Annual Meeting will be elected. The directors elected will serve for three years and until their successors are duly elected and qualified.

             INFORMATION CONCERNING DIRECTORS, NOMINEES AND OFFICERS

         Information concerning the names, ages, terms, positions with the Company and business experience of the Company's current directors, director nominees and executive officers is set forth below.

                                                                                                          Term
                                                                                                          ----
Name                                    Age      Position                                                Expires
----                                    ---      --------                                                -------
William C. Turner(2)                    67       Director                                                  1997

Dianne C. Walker (1)(2)                 40       Director                                                  1997

Richard G. Meise                        61       Chairman of the Board, Chief                              1998
                                                 Executive Officer and President

Steven G. Mihaylo (1)(2)                53       Director                                                  1998

Roger C. Ferguson (1)                   53       Director                                                  1999

Rebecca S. Barker                       38       Vice President of Communications                          ---
                                                 and Customer Service

Richard R. Douglas                      65       Vice President of Operations,                             ---
                                                 Chief Financial Officer, Treasurer
                                                 and Secretary

Christopher C. Hudson                   47       Vice President of Network                                 ---
                                                 Management Products

Robert M. Tanner                        59       Vice President of Worldwide                               ---
                                                 Field Operations

---------------------
(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.

         William C. Turner has served as a director of the Company since February 1995. Mr. Turner has been the Chairman of the Board and Chief Executive Officer of Argyle Atlantic Corporation, an international business and investment consulting firm, since 1977. Since 1985, Mr. Turner has served as Chairman of the International Advisory Council for Avon products, a publicly-held company that manufactures cosmetics and related products. Mr. Turner has also served as a director of Goodyear Tire and Rubber Company, a publicly-held company that manufactures tires and related products, since 1978, and a director of Rural/Metro Corporation, a publicly-held company that provides emergency transport services, since 1993.

         Dianne C. Walker has served as a consultant on electric utility merger and acquisitions to various investment banking firms, including Bear Stearns and Kidder Peabody, since 1990. From January 1983 to October 1989, Ms. Walker served as an assistant Vice President of Pacific Telecom, Inc.'s Venture Capital Portfolio. Pacific Telecom is an independent telephone company and a subsidiary of PacifiCorp where Ms. Walker served as a Director of Mergers and Acquisitions from May 1987 to October 1989. Ms. Walker currently is on the Board of Directors of Comdial Corporation, a publicly-held company that manufactures telephone equipment, as well as Catalina Marketing Corporation, a publicly-held point of sale promotions firm. In addition, Ms. Walker serves on the Board of Directors of Satellite Technology Management Wireless, a publicly-held wireless communications service company and equipment manufacturer, and Arizona Public Service, a utility company.

         Richard G. Meise has been the President, Chief Executive Officer and a director of the Company since September 1993. In March 1997, he was elected to serve as the Chairman of the Board. Mr. Meise served as the Company's Executive Vice President from June 1993 until September 1993. From February 1991 to June 1993, Mr. Meise was the President and Chief Executive Officer of Fluent, Inc., a digital video network manufacturer. From 1989 to 1991, Mr. Meise served as the President and Chief Executive Officer of Alloy Computer Products, Inc., a PC and software products company. Mr. Meise was the President and Chief Operating Officer of Banyan Systems, Inc., a publicly-held manufacturer of networking software, from 1986 to 1989.

         Steven G. Mihaylo has served as a director of the Company since August 1994. Since 1969, he has been the Chief Executive Officer of Inter-Tel, Inc., a publicly-held company that designs, manufactures and services digital and analog telephone systems and voice processing systems, and provides long distance services. Mr. Mihaylo has also served as a director of MicroAge, Inc., a publicly-held company that markets and distributes information technology products and services, since 1988.

         Roger C. Ferguson has served as a director of the Company since September 1993. He served as Chairman of the Board from March 1994 to March 1997. Mr. Ferguson has been the Chief Executive Officer of Datatools, Inc., a software tools manufacturer, since August 1993. From December 1987 to June 1993, Mr. Ferguson was the Chief Operating Officer of Network General, a publicly-held company that manufactures diagnostic products for local area networks.

         Rebecca S. Barker has served as the Company's Vice President of Communications and Customer Service since January 1995. She served as the Company's Director of Customer Service from July 1993 to December 1994. From November 1991 to July 1993, she served in various management positions within the Company. From January 1985 to November 1991, Ms. Barker was a Product Manager at Integris, an integration subsidiary of Bull Information Systems.

         Richard R. Douglas has served as the Company's Vice President, Chief Financial Officer, and Secretary since December 1993 and has announced his intent to retire effective October 1, 1997. He served as President of The Douglas Group, a consulting firm, from July 1989 to October 1993. From June 1985 to May 1989, Mr. Douglas was the Corporate Senior Vice President of Marketing
and Service for Storage Technology Corp., a publicly-held company that manufactures peripheral storage devices. From 1960 to 1985, Mr. Douglas served in various executive positions for Honeywell, Inc., a publicly-held company that manufactures automation, avionics, and related products.

         Christopher C. Hudson has served as the Company's Vice President of Network Management Products since July 1993. From May 1986 to July 1993, Mr. Hudson was the Vice President of GN Navtel, Inc., a Canadian communications test equipment designer and manufacturer.

         Robert M. Tanner has served as the Company's Vice President of Worldwide Field Operations since May 1994. From February 1992 to April 1994, Mr. Tanner was the Vice President of U.S. Sales for Data General Corporation, a publicly-held company that manufactures computers and computer peripheral equipment. From February 1988 to October 1991, he was the Senior Vice President of Worldwide Field Operations of Sequent Computer Systems, Inc., a publicly-held computer manufacturer.

              MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

         During the year ended December 31, 1996, the Board of Directors of the Company met or acted by written consent on nine occasions. Each of the Company's directors attended more than 75% of the meetings of the Board of Directors and of the meetings held by committees of the Board on which such director served.

         Compensation Committee. The Compensation Committee of the Board of Directors, which met or acted by written consent four times during 1996, reviews all aspects of compensation of officers of the Company and determines or makes recommendations on such matters to the full Board of Directors. The report of the Compensation Committee for 1996 is set forth below.

         Audit Committee. The Audit Committee, which met four times during 1996, represents the Board of Directors in evaluating the quality of the Company's
financial   reporting   process  and
internal financial controls through consultations with the independent auditors, internal management and the Board of Directors.

         Other Committees. The Company does not maintain a standing nominating committee or other committees performing similar functions.

                              DIRECTOR COMPENSATION

         During 1996, the Company paid each non-employee director an $8,000 annual retainer for their service as a Board member plus a $2,000 annual retainer for each committee membership. In addition, non-employee directors receive $1,500 per Board meeting attended, $1,000 per committee meeting attended, and $750 per telephonic Board or committee meeting attended.

         On April 13, 1995, William C. Turner was granted a non-qualified option covering 15,000 shares of the Company's common stock at an exercise price of $21.25 in exchange for his services as a consultant to the Company. On January 26, 1996, Mr. Turner accepted the Company's offer to cancel the original grant in light of the significant decrease in the price of the Company's common stock and to replace it with a non-qualifed option covering 5,558 shares at the then fair market value of $7.875 per share. Under this option, 555 shares vested immediately, 1,667 vest six months after the date of grant, 1,667 vest twelve months after the date of grant, and the remaining 1,669 vest eighteen months after the date of grant.

         The Company also has adopted two stock option plans under which options are granted to non-employee directors. Under the Non-Employee Directors Stock Option Plan adopted in 1993 (the "1993 Directors Plan"), each non-employee director is entitled to a one-time grant of 10,000 options upon his or her first election as a director (or, for directors then in office, at the time the plan was adopted). One-fourth of the options vest immediately upon grant, and the remainder vest in equal increments annually over a three-year period. The following table sets forth the options received by the non-employee directors pursuant to the 1993 Directors Plan.

                  OPTION GRANTS PURSUANT TO 1993 DIRECTORS PLAN

                                                          Number of Securities
                                Date of Grant           Underlying Stock Options                 Exercise Price
                                -------------           ------------------------                 --------------
Roger C. Ferguson                  9/28/93                       10,000                              $ 5.50

Dianne C. Walker                   1/28/94                       10,000                              $ 9.75

Steven G. Mihaylo                  8/8/94                        10,000                              $12.25

William C. Turner                  2/1/95                        10,000                              $23.50

         None of the non-employee directors listed above exercised any of their options under the 1993 Directors Plan during 1996.

         In January 1994, the Company adopted an Annual Non-Employee Directors Stock Option Plan (the "Annual Directors Plan"). Under the Annual Directors Plan, each non-employee director is entitled to a grant of 5,000 options each year at the end of the third business day after public announcement of the Company's annual earnings. The options vest six months and a day after the date of grant. The following table sets forth the options received by the non-employee directors pursuant to the Annual Directors Plan.

                 OPTION GRANTS PURSUANT TO ANNUAL DIRECTORS PLAN

                                                               Number of Securities
                                     Date of Grant           Underlying Stock Options    Exercise Price
                                     -------------           ------------------------    --------------
Roger C. Ferguson                       1/28/94                        5,000                     $9.7500
                                         2/7/95                        5,000                    $20.2500
                                        2/16/96                        5,000                     $7.7500
                                        2/14/97                        5,000                     $9.6875

Steven G. Mihaylo                        2/7/95                        5,000                    $20.2500
                                        2/16/96                        5,000                     $7.7500
                                        2/14/97                        5,000                     $9.6875

William C. Turner                        2/7/95                        5,000                    $20.2500
                                        2/16/96                        5,000                     $7.7500
                                        2/14/97                        5,000                     $9.6875

Dianne C. Walker                        1/28/94                        5,000                     $9.7500
                                         2/7/95                        5,000                    $20.2500
                                        2/16/96                        5,000                     $7.7500
                                        2/14/97                        5,000                     $9.6875

         None of the non-employee directors listed above exercised any of their options under the 1993 Annual Directors Plan during 1996.

                             EXECUTIVE COMPENSATION

          The table below sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were, at December 31, 1996, (i) the Chief Executive Officer, and (ii) the other executive officers of the Company whose annual salary and bonus exceeded $100,000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                        Long-Term
                                                       Annual Compensation                         Compensation Awards
                                             --------------------------------------------    ------------------------------
                                                                                             Securities
                                                                                             Underlying
             Name and                                                        Other Annual       Stock         All Other
        Principal Position            Year      Salary           Bonus       Compensation      Options      Compensation(1)
        ------------------            ----      ------           -----       ------------      -------      ---------------
Richard G. Meise                      1996       $ 200,000    $ 83,750 (2)    $ 6,000 (3)         15,887          $69,963
President & Chief Executive           1995         200,000      83,750 (2)      6,000 (3)         35,810            2,310
Officer                               1994         149,874(4)  166,025 (2)      6,000 (3)             --            2,310

Rebecca M. Barker                     1996         $83,038              --             --         11,735          $28,693
Vice President of Communications &
Customer Service (5)

Richard R. Douglas                    1996       $ 150,000     $92,125 (2)             --          9,982          $ 1,817
Vice President of Operations, Chief   1995         150,000      92,125 (2)             --         22,500            2,250
Financial Officer, Treasurer, and     1994         110,000     121,500 (2)             --             --            1,650
Secretary

Christopher C. Hudson                 1996       $ 135,000              --             --          7,985          $39,262
Vice President of Research and        1995         135,000              --             --         18,000            2,025
Development                           1994         125,000         $60,000             --         45,000            1,875

Robert M. Tanner                      1996       $ 125,000              --   $ 60,000 (6)          7,985         $ 42,247
Vice President of Worldwide           1995         125,000              --     58,910 (7)         18,000            1,621
Sales                                 1994          84,135(8)           --     60,717 (9)        100,000              505

(1) Detail of amounts reported in the "All Other Compensation" column for 1996 is provided in the table below. Split dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by the Company. For a discussion of the Company's Split-dollar insurance program, see the report of the Compensation Committee for 1996 set forth below.

                   Item                           Mr. Meise      Ms. Barker    Mr. Douglas      Mr. Hudson      Mr. Tanner
Company Contribution to Defined                      $2,375            $975         $1,817          $1,636            $755
Contribution Savings Plans
Split Dollar Insurance Premium Value               $ 67,588        $ 27,718             --        $ 37,626        $ 41,492
                                                   --------        --------             --        --------        --------
       Total All Other Compensation                $ 69,963         $28,693        $ 1,817        $ 39,262        $ 42,247
                                                   --------         -------        -------  -     --------        --------

(2) Represents the portion of 1994 deferred compensation which vested during the fiscal year ended December 31. For a discussion of the Company's Deferred Compensation Program, see the report of the Compensation Committee for 1996 set forth below.
(3)  Represents a car allowance.
(4)  Excludes reimbursed moving expenses of $31,007.
(5) Ms. Barker was hired by the Company in November 1991 and later named Vice President of Communications and Customer Service.
(6) Represents sales commission of $60,000 for the fiscal year ended December 31, 1996.
(7) Represents sales commissions of $58,910 for the fiscal year ended December 31, 1995.
(8)  Excludes reimbursed moving expenses of $27,586.
(9) Represents sales commissions of $60,717 for the fiscal year ended December 31, 1994.

         The following table sets forth information with respect to the grants of stock options pursuant to the Company's Long-Term Incentive Plan during the fiscal year ended December 31, 1996, to the Named Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                              Individual Grants
                     ------------------------------------------------------------------          Potential Realizable
                                                                                                   Value at Assumed
                                       % of Total                                                   Annual Rates of
                       Number of         Options          Exercise                                    Stock Price
                      Securities        Granted to        or Base                                  Appreciation for
                      Underlying        Employees          Price                                    Option Term(3)
                        Options         in Fiscal           (per          Expiration               ----------------
      Name           Granted(#)(1)         Year          share)(2)           Date              5%($)            10%($)
      ----           -------------         ----          ---------           ----              -----            ------
Richard M. Meise         15,887 (4)       2.82%            $7.875          1/26/06              $78,681         $199,393

Rebecca M. Barker         1,996 (5)       0.35%            $7.875          1/26/06               $9,885          $25,051

Rebecca M. Barker         5,989 (6)       1.06%            $7.875          1/26/06              $29,661          $75,166

Rebecca M. Barker         3,750 (7)       0.67%            $9.625          12/23/06             $22,699          $57,524

Richard R. Douglas        9,982 (8)       1.77%            $7.875          1/26/06              $49,436         $125,281

Christopher C.            7,985 (9)       1.42%            $7.875          1/26/06              $39,546         $100,218
Hudson

Robert M. Tanner          7,985 (9)       1.42%            $7.875          1/26/06              $39,546         $100,218

(1) On October 10, 1995, the Company granted options with an exercise price of $17.75, the fair market value on the date of grant. On January 26, 1996, the Company gave optionees the opportunity to cancel the October 10, 1995, grants in light of the significant decrease in the price of the Company's common stock and to exchange them for options granted January 26, 1996, reducing the number of shares of the Company's common stock subject to each option in direct proportion to the reduction in the exercise price.
(2) All options were granted at the fair market value (the closing price of the common stock on the Nasdaq National Market, as reported in the Wall Street Journal) on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
(3) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock market conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(4) Non-qualified stock options granted on January 26, 1996, which vest 1,588 immediately and the remainder in 2,859 share increments over a five-year period beginning January 26, 1997.
(5) Incentive stock options granted on January 26, 1996, which vest 199 immediately and the remainder in 359 share increments over a five-year period beginning January 26, 1997.
(6) Non-qualified stock options granted on January 26, 1996, which vest 598 immediately and the remainder in 1,078 share increments over a five-year period beginning January 26, 1997.
(7) Non-qualified stock options granted on December 23, 1996, which vest in 750 share increments over a five-year period beginning December 26, 1997.
(8) Non-qualified stock options granted on January 26, 1996, which vest 998 immediately and the remainder in 1,796 share increments over a five-year period beginning January 26, 1997.
(9) Non-qualified stock options granted on January 26, 1996, which vest 798 immediately and the remainder in 1,437 share increments over a five-year period beginning January 26, 1997.

                   The following table sets forth information with respect to the exercise and value of stock options granted pursuant to the Company's Incentive Stock Option Plan, Non-Qualified Stock Option Plan and Long-Term Incentive Plan, during the fiscal year ended December 31, 1996, to the Named Officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      OPTION VALUE AS OF DECEMBER 31, 1996

                                                                             Number of                   Value of Unexercised
                                                                       Securities Underlying                  In-the-Money
                                                                        Unexercised Options                Options at Fiscal
                                  Shares                               at Fiscal Year End (#)              Year End ($) (2)
                               Acquired on        Value                ----------------------              ----------------
         Name                  Exercise (#)   Realized ($)(1)      Exercisable     Unexercisable      Exercisable  Unexercisable
         ----                 -------------   ---------------     ------------     -------------      -----------  -------------
Richard G. Meise                  0               $ ----               131,589           64,298          $587,980       $251,809

Rebecca S. Barker               500               $2,975                   799           10,936            $1,498        $13,943

Richard R. Douglas                0               $ ----                76,499           42,483          $169,748        $89,468

Christopher C.                    0               $ ----                22,799           18,186           $97,748        $61,599
Hudson

Robert M. Tanner                  0               $ ----                25,799           57,186            $7,748        $25,974

(1) Represents the selling price of the underlying securities on the date of exercise minus the exercise price of the options.
(2) Represents the difference between the closing price of the Company's common stock on December 31, 1996 and the exercise price of the options.


                              EMPLOYMENT AGREEMENTS

         The Company's  employment  agreements with Richard G. Meise and Richard
R. Douglas expired on December 31, 1996. Accordingly, the Company currently does not have employment agreements with any of its executive officers.

         Richard R. Douglas has announced his intention to retire effective October 1, 1997. The Company has agreed to continue his full salary until December 31, 1997, and Mr. Douglas will continue as a consultant to the Company for a period of nine months following the date of his retirement. In addition, the Company has agreed to accelerate the vesting of all unvested stock options to vest at the end of 1997 and provide nine months following Mr. Douglas' last day as a consultant to exercise outstanding options.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Company's Compensation Committee (the "Committee") is composed entirely of independent outside members of the Company's Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program of the Company and periodically assesses the effectiveness and competitiveness of the program in total. In addition, the Committee administers the key provisions of the executive compensation program and reviews with the Board of Directors in detail all aspects of compensation for the Company's executives. The Committee has furnished the following report on executive compensation:

Overview and Philosophy

         The Company's compensation program for executive officers is primarily comprised of base salary, annual bonus and long-term incentives in the form of stock option grants. Executives also participate in various other benefit plans, including medical and retirement plans, generally available to all employees of the Company.

         The Company's philosophy is to pay base salaries to executives that enable the Company to attract, motivate and retain highly qualified executives. The annual bonus program is designed to reward for performance based on financial results. Stock option grants are intended to result in no reward if the stock price does not appreciate, but may provide substantial rewards to executives as shareholders benefit from stock price appreciation.

Base Salary

         Each Company executive receives a base salary which, when aggregated with their maximum bonus amount, is intended to be competitive with similarly situated executives in the electronics industry. In setting base salaries for 1995, the Committee hired Wyatt Company, independent compensation consultants, who presented a study of comparable levels of compensation of the top five executives in approximately a dozen comparable technology companies. All three studies indicated that the base salaries at Microtest were significantly lower than comparable companies for the CEO and CFO. The Company targets base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Committee also takes into account individual experience and performance and specific needs particular to the Company. The Company did not increase the base salaries for executive officers during 1996.

Annual Bonus Program

         In addition to a base salary, executives are eligible to receive an annual bonus. At the beginning of each year, the Committee establishes a targeted maximum bonus for each executive and establishes performance criteria for the executive to achieve the bonus. The amount of the targeted bonus and the performance criteria vary with the position and role of the executive within the Company, although all bonuses are significantly tied to the Company's financial performance. Revenue and financial performance improved from 1995 to 1996; however, the Company failed to achieve the internal goals set by the Committee. Therefore, no annual bonuses were earned in 1996.

Deferred Compensation Program

         In 1993, the Company's Chief Executive Officer and Chief Financial Officer entered into employment agreements which, among other things, provided for a one-year term of employment (through December 31, 1994), a minimum salary and a bonus opportunity. (See "Employment Agreements" above.) Pursuant to the employment agreements, the Company's Compensation Committee developed a bonus program for these officers based primarily on exceeding targeted income from operations for 1994. Based on the financial performance of the Company during these officers' leadership, the Compensation Committee determined that it would be in the best interests of the Company to extend Messrs. Meise's and Douglas' employment agreements through December 31, 1996, and to subject a portion of their 1994 bonus program to vesting and deferred payout provisions as an inducement for these officers to remain with the Company.

         In September 1994, the Company and these individuals amended their employment agreements to implement these terms. As revised, the bonus program provided that only 33% of the deferred bonus amount vested at the end of 1994, 33.5% of the deferred bonus amount vested at the end of 1995, and the remaining 33.5% vested on December 31, 1996. The deferred amounts will be invested at the direction of the employees in various instruments and securities and held in trust for their benefit and be paid out in monthly installments beginning January 1998 and ending five years later. The revised program also provides for immediate vesting upon a change in control of the Company (as defined) or a termination of the employee by the Company without cause (as defined) or upon disability or death. Under this program Mr. Meise has deferred $250,000 and Mr. Douglas has deferred $275,000.

Options

         The Company believes that it is important for executives to have an equity stake in the Company and, toward this end, makes option grants to key executives from time to time. In making option awards, the Committee reviews the level of awards granted to executives at other technology companies, the awards granted to other executives within the Company and the individual officer's specific role at the Company.

         In January 1994, the Internal Revenue Service issued proposed regulations implementing a new limitation on the tax deduction a publicly-held company may take on executive compensation. Gains realized on non-qualified stock options or incentive stock options that are subject to a "disqualifying disposition" are subject to the new tax limitation unless they meet certain requirements. During 1996, there were no losses associated with the new deduction limitation.

Report on Repricing of Options

         In August 1995, the Committee approved stock option grants to several officers and other employees. These options were granted at the then fair market value of $22.50 with various vesting criteria and expired 10 years after the grant date. In light of the significant decline in market value of the Company's common stock, the Committee decided to cancel those grants and exchange them for options granted October 10, 1995, at the then fair market value of $17.75, reducing the number of shares subject to each option by approximately 10%. The options contained various vesting criteria and expired 10 years after the grant date. Subsequent to that repricing, the market value of the Company's common stock again declined significantly. In light of this, the Committee decided to give optionees the opportunity cancel those grants and to exchange them for options granted January 26, 1996, at the then fair market value of $7.875, reducing the number of shares subject to each option in direct proportion to the reduction in exercise price. The options contain various vesting criteria and expire 10 years after the grant date.

         The following table sets forth information with respect to the repricing of options held by any executive officer during the last ten completed fiscal years.

                         TEN YEAR OPTION/SAR REPRICINGS

                                        Number of                                                          Length of
                                        Securities      Market Price                                    Original Option
                                        Underlying       of Stock at      Exercise Price                 Term Remaining
                                         Options           Time of          at Time of        New          at Date of
                                       Repriced or      Repricing or       Repricing or     Exercise      Repricing or
          Name               Date      Amended (#)      Amendment ($)     Amendment ($)      Price         Amendment
          ----               ----      -----------      -------------     -------------      -----         ---------

Richard G. Meise            1/26/96        15,887             $7.875          $17.75          $7.875       117 Months
                           10/10/95        40,000            $17.750          $22.50         $17.750       119 Months

Rebecca S. Barker           1/26/96         5,989             $7.875          $17.75          $7.875       117 Months
                            1/26/96         1,996             $7.875          $17.75          $7.875       117 Months
                           10/10/95        15,000            $17.750          $22.50         $17.750       119 Months
                           10/10/95         5,000            $17.750          $22.50         $17.750       119 Months

Richard R. Douglas          1/26/96         9,982             $7.875          $17.75          $7.875       117 Months
                           10/10/95        25,000            $17.750          $22.50         $17.750       119 Months

Christopher C. Hudson       1/26/96         7,985             $7.875          $17.75          $7.875       117 Months
                           10/10/95        20,000            $17.750          $22.50         $17.750       119 Months

Robert M. Tanner            1/26/96         7,985             $7.875          $17.75          $7.875       117 Months
                           10/10/95        20,000            $17.750          $22.50         $17.750       119 Months

Other Benefits

         Executive officers are eligible to participate in benefit programs designed for all full-time employees of the Company. These programs include medical, disability and life insurance and a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, as amended (the "Code").

         In addition, the Company has purchased split-dollar life insurance for certain key personnel, including officers of the Company, to assist the Company in attracting, retaining and rewarding key personnel by providing tax-deferred capital accumulation. Under this plan, the Company pays the annual split dollar life insurance premium in return for which the Company retains an assignment against the policy cash value and death benefit equal to its cumulative contributions. The Company will recover its total contributions at the earlier of (i) the date on which the cash surrender value equals the Company's total contributions or (ii) the death, termination or retirement of the insured. Upon retirement, the insured may keep his or her shares of the policy to provide continuing death benefit; surrender the policy for the cash surrender value; or annuitize the cash value for supplemental retirement income.

Chief Executive Officer Compensation

         In September 1993, Richard G. Meise was hired as the Company's Chief Executive Officer in an effort to improve the Company's financial performance. At the time he was hired, Mr. Meise entered into an employment agreement with the Company providing for an annual base salary, a bonus plan and stock options. As a result of negotiations between Mr. Meise and the Company and based on the factors and criteria discussed above, Mr. Meise's annual base salary was set at $132,000. Mr. Meise's annual base salary was set at a relatively low level, with the bonus plan and stock options providing him with the incentive to improve the Company's financial performance.

         Mr. Meise has been granted options to purchase a total of 235,887 shares of the Company's common stock, 20,000 of which were granted for his work as Chief Operating Officer and 200,000 of which were granted in connection with his promotion to Chief Executive Officer. Mr. Meise was granted 35,810 additional stock options in 1995, but subsequently exchanged them for 15,887 stock options granted in 1996. All options were granted at fair market value and expire ten years after the grant date. The options have exercise prices ranging from $5.25 per share to $7.875 per share with various vesting periods.

         During 1996, Mr. Meise received an annual base salary of $200,000. In addition, Mr. Meise vested $83,750 in 1994 deferred compensation which is subject to deferred payout provisions as described above. Mr. Meise's employment agreement with the Company, which expired on December 31, 1996, has not been renewed or extended. The Committee believes that the stock options previously granted to Mr. Meise provide him with sufficient incentive to improve the Company's financial performance.

         This report is made by Dianne C. Walker and Steven G. Mihaylo, who served on the Company's Compensation Committee for all of 1996.

                             COMPENSATION COMMITTEE

                    Dianne C. Walker      Steven G. Mihaylo

                          STOCK PRICE PERFORMANCE GRAPH

         The graph below compares cumulative total return of the Company, the Standard & Poor's (S&P) 500 Stock Index and the H & Q Technology Index from October 30, 1992 (the date the Company went public) to December 31, 1996. The graph assumes that $100 was invested on October 30, 1992, and any dividends were reinvested.

                        MICROTEST, INC. STOCK PERFORMANCE

                Oct 30    Dec-     Mar-     Jun-     Sep-     Dec-     Mar-     Jun-     Sep-     Dec-
                  92       92       93       93       93       93       94       94       94       94
Microtest,      100.00    91.18    52.94    39.71    32.35    54.41    51.47    82.35    92.65   139.71
Inc.
H&Q
Technology      100.00   112.07   119.08   122.11   124.71   131.59   136.44   124.82   142.33   158.07

S&P 500         100.00   101.67   109.24   109.77   112.61   115.22   110.05   111.32   116.76   116.74

                 Mar-     Jun-     Sep-     Dec-     Mar-     Jun-     Sep-     Dec-
                  95       95       95       95       96       96       96       96

Microtest,      126.47   130.88   116.18    58.52    41.18    46.32    52.85    57.35
Inc.
H&Q
Technology      177.00   220.80   249.54   236.35   240.90   258.05   273.93   293.74

S&P 500         128.11   148.34   151.49   160.61   169.23   176.83   182.29   197.49

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, with the exception of filings detailed below, during the Company's preceding fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except (i) Hightech Investments Limited Partnership filed two late Forms 4 with respect to the sale of 150,000 shares of stock in April 1996, and the sale of 50,000 shares of stock in June 1996; (ii) Teresa Poppen filed a late Form 4 with respect to the sale of 9,666 shares of stock in June 1996; and (iii) Rebecca Barker filed a late Form 3 with respect to her election as an executive officer of the Company in January 1996.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth, as of May 12, 1997, the number and percentage of outstanding shares of common stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock and by each director and Named Officer of the Company and by all directors and Named Officers of the Company as a group.

        Name and Address of                  Shares
        Beneficial Owner (1)            Beneficially Owned       Percent Owned
        --------------------            ------------------       -------------

High Tech Investments Limited
  Partnership (2)                                 546,782             6.7%

Richard G. Meise (3)                              209,856             2.6%

Richard R. Douglas (4)                            114,597             1.4%

Robert M. Tanner (5)                               56,402              *

Christopher C. Hudson (6)                          43,653              *

William C. Turner (7)                              21,390              *

Dianne C. Walker (8)                               20,000              *

Roger C. Ferguson (9)                              19,500              *

Steven G. Mihaylo (10)                             17,500              *

Rebecca S. Barker (11)                             13,786              *

All directors and Named Officers
  as a group (10 persons) (12)                    516,684             6.4%
---------------------------
*        Represents less than 1% of the Company's outstanding common stock.

(1) To the Company's knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes hereunder. The address of Ms. Walker, Ms. Barker and Messrs. Meise, Ferguson, Mihaylo, Turner, Douglas, Hudson and Tanner is c/o Microtest, Inc., 4747 North 22nd Street, Phoenix, Arizona 85016.

(2) Represents shares held by High Tech Investments Limited Partnership, as to which David Bolles may be deemed to be the beneficial owner by virtue of his status as general partner of the partnership. Mr. Bolles is the founder and the former Chairman of the Board of the Company.
(3) Represents 184,448 shares issuable upon exercise of options that either are exercisable immediately or within 60 days and 25,804 shares held by Mr. Meise. Does not include 11,439 shares issuable upon exercise of other options. Mr. Meise is the Chairman of the Board, President and Chief Executive Officer of the Company.
(4) Represents 111,795 shares issuable upon exercise of options that either are exercisable immediately or within 60 days and 2,802 shares held by Mr. Douglas. Does not include 7,187 shares issuable upon exercise of other options. Mr. Douglas is the Vice President of Operations and Chief Financial Officer.
(5) Represents 56,402 shares issuable upon exercise of options that either are exercisable immediately or within 60 days. Does not include 26,583 shares issuable upon exercise of other options. Mr. Tanner is the Vice President of Worldwide Field Operations.
(6) Represents 43,486 shares issuable upon exercise of options that either are exercisable immediately or within 60 days and 167 shares held by Mr. Hudson. Does not include 32,499 shares issuable upon exercise of other options. Mr. Hudson is the Vice President of Network Management Products.
(7) Represents 21,390 shares issuable upon exercise of options that either are exercisable immediately or within 60 days. Does not include 9,168 shares issuable upon exercise of other options. Mr. Turner is a director of the Company.
(8) Represents 20,000 shares issuable upon exercise of options that either are exercisable immediately or within 60 days. Does not include 5,000 shares issuable upon exercise of other options. Ms. Walker is a director of the Company.
(9) Represents 19,500 shares issuable upon exercise of options that either are exercisable immediately or within 60 days. Does not include 5,000 shares issuable upon exercise of other options. Mr. Ferguson is a director of the Company.
(10) Represents 17,500 shares issuable upon exercise of options that either are exercisable immediately or within 60 days. Does not include 7,500 shares issuable upon exercise of other options. Mr. Mihaylo is a director of the Company.
(11) Represents 13,286 shares issuable upon exercise of options that either are exercisable immediately or within 60 days and 500 shares held by Ms. Barker. Does not include 17,849 shares issuable upon exercise of other options. Ms. Barker is the Vice President of Communications and Customer Service.
(12) Includes all shares included in notes (3) through (11) above.


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

         The Company believes all transactions it has entered into with affiliates are at arm's length and on terms equivalent or similar to terms under which the Company would conduct business with unaffiliated third parties.

                                RELATIONSHIP WITH
                             INDEPENDENT ACCOUNTANTS

         The principal independent public accounting firm utilized by the Company during the fiscal year ended December 31, 1996, was Deloitte & Touche LLP, independent certified public accountants (the "Auditors"). It is presently contemplated that the Auditors will be retained as the principal accounting firm to be utilized by the Company during the current fiscal year. A representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if the Auditors so desire.

                              SHAREHOLDER PROPOSALS

         The Board of Directors will consider proposals from shareholders for nominations to the class of directors whose terms expire at the 1998 Annual
Meeting of Shareholders that are made in writing to the Secretary of the Company, are received at least 90 days prior to the 1998 Annual Meeting and contain sufficient background information concerning the nominee to enable proper judgment to be made as to his or her qualifications, as more fully provided in the Company's Certificate of Incorporation and Bylaws. Proposals of shareholders as to other matters intended to be presented at the 1998 Annual Meeting must be received by the Company by January 10, 1998, for inclusion in the Company's proxy materials relating to such Meeting.

                                  OTHER MATTERS

         The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                                        MICROTEST, INC.


                                        /s/ Richard G. Meise
                                        Richard G. Meise
                                        President and Chief Executive Officer

June 5, 1997

          This Proxy is Solicited on Behalf of the Board of Directors

                                MICROTEST, INC.
                      1997 ANNUAL MEETING OF SHAREHOLDERS

         The undersigned hereby appoints Richard G. Meise and Richard R. Douglas, or any one of them acting in the absence of the other with full powers of substitution, the true and lawful attorneys and proxies for the undersigned and to vote, as designated below, all shares of Common Stock of MICROTEST, INC. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, July 22, 1997, at 10:00 a.m., Arizona Time, at the La Posada Red Lion Resort, 4949 East Lincoln Drive, Scottsdale, Arizona, and at any and all adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below:

       (Continued, and tobe marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                                                                                                                    Please mark
                                                                                                                   your votes as [X]
                                                                                                                    indicated in
                                                                                                                    this example
                                               WITHHELD
                                        FOR    FOR ALL
1. ELECTION OF TWO DIRECTORS:           [ ]      [ ]                               THIS  PROXY  WILL BE VOTED AS  DIRECTED  OR,  IF
   VOTE FOR nominees listed below                                                  CONTRARY  DIRECTION IS INDICATED,  WILL BE VOTED
                                                                                   FOR THE  ELECTION OF DIRECTOR  NOMINEES,  AND AS
   William C. Turner                                                               SAID  PROXIES  DEEM   ADVISABLE  ON  SUCH  OTHER
   Dianne C. Walker                                                                MATTERS AS MAY COME BEFORE THE MEETING.

WITHHELD FOR:(Write that nominee's name in the space povided below.)

________________________________________________________________________________


                                                                                               ______
                                                                                                    |
                                                                                                    |
                                                                                                    |




Signature ___________________________________________Signature ___________________________________________Date______________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor,  administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------------------------------------------------------------------
                                                      ^ FOLD AND DETACH HERE ^


                                           ===============================================
                                           PLEASE PRESENT THIS TICKET FOR ADMISSION TO THE
                                           ANNUAL  MEETING  OF SHAREHOLDERS  TO BE HELD ON
                                           TUESDAY, JULY 22, 1997, AT  10:00 A.M., ARIZONA
                                           TIME, AT  THE LA POSADA  RED LION  RESORT, 4949
                                           EAST LINCOLN DRIVE, SCOTTSDALE, ARIZONA.
                                           ===============================================